Exhibit 99.1

Clipper Realty Inc. Appoints Harmon Spolan and Richard Burger to Board of Directors and Audit Committee

NEW YORK, February 7, 2018 /Business Wire/ -- Clipper Realty Inc. (NYSE: CLPR), an owner and operator of multifamily residential and commercial properties in the New York metropolitan area, today announced that it has appointed Harmon Spolan and Richard Burger to its board as independent directors, effective as of February 1, 2018. Mr. Spolan and Mr. Burger’s appointments expand the board to seven directors. Mr. Spolan and Mr. Burger will serve on the company’s Audit Committee, along with Howard Lorber, the committee chairman.

“Mr. Spolan and Mr. Burger are accomplished executives with decades of experience, and have been valued board members to a variety of companies,” commented David Bistricer, co-Chairman of the Board and Chief Executive Officer of Clipper Realty. “We are confident their extensive financial, economic and legal knowledge and experience will bring great value to our Board of Directors, and that Clipper Realty will benefit from their insights, judgment and counsel.”

Mr. Spolan is currently of counsel to Cozen O’Connor, a law firm headquartered in Philadelphia, Pennsylvania; previously, he served as Chair of the firm’s Financial Services Practice Group. Prior to joining Cozen, Mr. Spolan served as President of Jefferson Bank, a commercial bank in Philadelphia, for 22 years. Mr. Spolan currently serves as a member of the Board and the Audit Committee for American European Insurance Group, and as a member of the Credit Committee for the Alesco securities division of Cohen & Company. Previously, he served as a member of the Board and the Audit Committee for both Coleman Cable, Inc. and Atlas Energy. Mr. Spolan holds a law degree from the Temple University School of Law and a Bachelor of Arts degree from Temple University.

Mr. Burger served as Chief Financial Officer, Executive Vice President, Secretary and Treasurer of Coleman Cable, Inc., from 1999 to 2013, after joining its predecessor company as Chief Financial Officer in 1996. Previously, he served as President and Chief Executive Officer of Burns Aerospace Corporation, a subsidiary of Eagle Industries, Inc. He is a former member of the Board of A.M. Castle & Co. Mr. Burger holds a Masters of Business Administration degree from the University of Baltimore and a Bachelor of Science degree from Towson University.

About Clipper Realty

Clipper Realty Inc. (NYSE: CLPR) is a self-administered and self-managed real estate company that acquires, owns, manages, operates and repositions multifamily residential and commercial properties in the New York metropolitan area, with a portfolio in Manhattan and Brooklyn. For more information on Clipper Realty Inc., please visit www.clipperrealty.com.

Contacts

Investors:

Clipper Realty Inc.

Lawrence Kreider, CFO

718-438-2804 x2231

M: 917-370-2046

F: 718-438-3848

www.ClipperRealty.com